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FORM OF

June 29, 2005


DST Systems, Inc.
1055 Broadway, 7th Floor
Kansas City, MO  64105
Attn:  Group Vice President - Full Service

Dear Sir or Madam:

          Lord Abbett Investment Trust (the "Fund"), as a party to the Agency Agreement by and between the Lord Abbett Family of Funds and DST Systems, Inc. dated July 1, 2004 (the "Agreement"), requests an amendment to the Agreement pursuant to Sections 20.14, 2.3, and 2.2.

          Section 20.14 provides that the Agreement may be "amended, supplemented, or modified only by an amendment." Section 2.3 of the Agreement provides that, "In the event that a ... new series of a Fund is created in any existing business trust...which is registered as an Investment Company under the 1940 Act on the Agent's System as of the Execution Date, such ...series thereof shall engage the Agent to perform the Services under this Agreement by executing and delivering to the Agent a document accepting this Agreement (including giving effect to all Amendments and Service Orders that have become effective after the Execution Date), together with such documentation as is described by
Section 2.2 [(captioned "Documentation")] and otherwise appropriate. The appointment of the Agent on behalf of...any new series of a Fund shall become effective upon the Agent's receipt of such counterpart executed by such
....series of a new Fund."

          This letter is to notify DST Systems, Inc. that on June 23, 2005, the Fund's Board executed an Amendment to the Declaration and Agreement of Trust establishing two new Series of the Fund (the "Series"), the legal names of which are as follows: Lord Abbett Income Strategy Fund (Classes A, B, C, P, and Y) and Lord Abbett World Growth & Income Strategy Fund (Classes A, B, C, P, and Y). It is the Fund's desire to have DST Systems render services as transfer agent, dividend disbursing agent, and shareholder servicing agent to the Series under the terms of the Agreement; therefore, the Fund requests that DST Systems, Inc. agree, in writing, to provide such services to the Series thereby making each of the Series a series under the terms of the Agreement.

          Attached is a Secretary's Certificate and accompanying resolutions and documentation in accordance with the Agreement.

          The registration statement for the Series will become effective on June 29, 2005. Accordingly, we appreciate your prompt attention to this matter. Please indicate DST Systems, Inc.'s acceptance by signing below and returning a copy to me.

                                       Lord Abbett Investment Trust


                                       --------------------------------------
                                       Lawrence H. Kaplan
                                       Vice President and Assistant Secretary

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Accepted:


--------------------------------------
Group Vice President - Full Service
DST Systems, Inc.

Enclosures